Exhibit 99.1
Company Contact:	Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100

MICRUS ENDOVASCULAR FISCAL FOURTH QUARTER NEUROVASCULAR REVENUES INCREASE 24% TO $25.6 MILLION

Reports Full Year Neurovascular Revenues up 18% and First Profitable Year
Fourth Quarter Net Income Increases 306%

Introduces Fiscal 2011 Financial Guidance

SAN JOSE, Calif. (May 6, 2010) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three and 12 months ended March 31, 2010 and introduced fiscal 2011 financial guidance.

Highlights for the fiscal 2010 fourth quarter and full year include the following (all comparisons are with the comparable periods for fiscal 2009):

•	Total neurovascular revenues increased 24% (or 21% in constant currencies) to $25.6 million for the fourth quarter, and increased 18% (also 18% in constant currencies) to $91.1 million for the year
•	Neurovascular revenues from the United States increased 25% to $12.4 million for the fourth quarter, and increased 18% to $44.7 million for the year
•	Revenues from the Americas increased 24% to $14.1 million for the fourth quarter, and increased 14% to $50.1 million for the year
•	Revenues from Europe increased 36% (or 26% in constant currencies) to $8.3 million for the fourth quarter, and increased 21% (or 20% in constant currencies) to $28.5 million for the year
•	Revenues from Asia Pacific decreased 4% to $3.2 million for the fourth quarter, and increased 17% to $12.5 million for the year
•
Operating income was $2.7 million for the fourth quarter and included technology licensing costs of $912,000, compared with operating income of $987,000 for the prior-year period; operating income for fiscal 2010 was $10.2 million compared with an operating loss of $9.7 million for fiscal 2009

•	Cash and cash equivalents as of March 31, 2010 were $30.1 million, up $13.0 million from March 31, 2009 after repaying a line of credit of $2.5 million

Net income for the fourth quarter of fiscal 2010 was $2.3 million, or $0.13 per diluted share on 17.4 million weighted-average shares outstanding.  This included $912,000 or $0.05 per diluted share in upfront payments related to the licensing of stent delivery technology and a new coil technology.  Net income for the fourth quarter of 2010 included $1.2 million or $0.07 per diluted share of non-cash stock-based compensation expense.  Net income for the fourth quarter of fiscal 2009 was $0.6 million, or $0.04 per diluted share on 16.1 million weighted-average shares outstanding, and included $1.3 million or $0.08 per diluted share of non-cash stock-based compensation expense.

“We are proud to report another quarter of record neurovascular revenues, up 24% compared with the prior year.  Sales of neurovascular products increased 25% in the highly competitive U.S. market and increased 36% in Europe, which we attribute primarily to continued market share gains and consistent hemorrhagic procedural volume,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular Corporation.  “We executed well throughout fiscal 2010, introducing value-added new products, growing sales, managing expenses and achieving our first year of profitability.  We also bolstered our cash by $15.5 million during the year.

“Products we introduced in the past 24 months represented 34% of fourth quarter revenues, with the greatest contribution coming from those based on our novel Delta Wind™ technology.  Our bare platinum and Cerecyte® DeltaPaq™ filling microcoils represented 19% of revenues, and bare platinum and Cerecyte DeltaPlush™ finishing microcoils, which were fully launched in mid January 2010, comprised 9% of quarterly revenues.  We are also gaining momentum with our Ascent® occlusion balloon catheters.  Ascent marks our entry into a new product category with a differentiated product and is providing us with access to new accounts and incremental revenue opportunities,” he added.

“We are pleased to announce that Dr. Andy Molyneux, the principal investigator of the Cerecyte Coil Trial, has advised us that he intends to present interim data from the trial at the American Society of Neuroradiology in Boston on May 20, 2010.  The Cerecyte Coil Trial is a 500 patient randomized study comparing results of coiling with our Cerecyte microcoils against Micrus bare platinum microcoils.  Based on our preliminary discussions with Dr. Molyneux, we believe that he will present interim data demonstrating that, based on the core lab assessment of angiographic success, the Cerecyte and Micrus bare platinum groups are superior to those of the ISAT study and that the safety outcomes for Micrus Cerecyte and Micrus bare platinum coils are also superior to the coiling results reported in the ISAT study, as well as all other published randomized data.  In addition, Dr. Molyneux has advised us that due to the strong performance of Micrus bare platinum coils, it is unlikely that the data will demonstrate a statistically significant difference in angiographic outcome between the two groups,” said Mr. Kilcoyne.

Fiscal Fourth Quarter Financial Results
For the fourth quarter of fiscal 2010, total neurovascular revenues were $25.6 million, up 24% from the comparable prior-year period.  Gross margin for the fourth quarter of fiscal 2010 was 75%, up from 72% for the fourth quarter of fiscal 2009.

Research and development expenses for the fourth quarter of fiscal 2010 were $3.4 million, compared with $2.0 million for the comparable prior-year period.  The increase was primarily due to costs associated with upfront payments to obtain license technologies and higher consulting fees and product testing.

Sales and marketing expenses for the fourth quarter of fiscal 2010 were $7.6 million, compared with $6.3 million for the fourth quarter of fiscal 2009.  The increase was primarily due to increases in sales incentives resulting from higher sales, personnel expenses and product launch and meeting costs.

General and administrative expenses for the fourth quarter of fiscal 2010 were $5.4 million, compared with $5.2 million for the comparable prior-year period.  The increase was primarily due to higher personnel expenses.

Operating income for the fourth quarter of fiscal 2010 was $2.7 million, compared with operating income of $1.0 million for the fourth quarter of fiscal 2009.

Other expense, net, was $525,000 for the fourth quarter of fiscal 2010, compared with $422,000 for the fourth quarter of fiscal 2009.  These expenses were primarily due to losses resulting from the remeasurement of foreign currency transactions.

Fiscal Year 2010 Financial Results
For the fiscal year ended March 31, 2010, total neurovascular revenues were $91.1 million, up 18% from fiscal year 2009, reflecting higher sales of microcoil products.  Gross margin for fiscal 2010 was 75%, up from 73% for fiscal 2009.  Operating expenses for fiscal 2010 were $58.5 million, down from $67.0 million for the prior fiscal year.  Operating income for fiscal 2010 was $10.2 million, compared with an operating loss of $9.7 million for the prior year.  Other income, net, was $2.1 million for fiscal 2010, which included recognition of a deferred gain of $1.9 million in connection with the sale of non-neurological assets to Merit Medical Systems, Inc. in January 2008.  Other expense, net, was $2.1 million for the fiscal year ended March 31, 2009.

Net income for fiscal 2010 was $11.5 million, or $0.69 per diluted share on 16.7 million weighted-average shares outstanding.  Net income included $6.0 million or $0.36 per diluted share of non-cash stock-based compensation expense.  This compares with a net loss of $11.1 million, or $0.70 per share on 15.7 million weighted-average shares outstanding, for the comparable prior-year period.  The net loss included $5.6 million or $0.36 per share of non-cash stock-based compensation expense.

As of March 31, 2010, Micrus had cash and cash equivalents of $30.1 million, stockholders’ equity of $65.3 million and working capital of $46.6 million.  During the fourth quarter of fiscal 2010, Micrus repaid its outstanding borrowings of $2.5 million under its line of credit facility.

Use of Non-GAAP Financial Information
A reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the use of non-GAAP measures, is included at the end of this news release.  There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measures provided in the attached schedule.

Fiscal Year 2011 Financial Guidance
For fiscal 2011, Micrus Endovascular expects total revenues to be in the range of $100 million to $107 million, representing an increase of 10% to 17% compared with fiscal 2010 total revenues.  This guidance does not include any revenues from product sales to the Company’s distributor in China.  The Company also expects to report operating margins in the range of 10% to 15% for the full fiscal year, excluding one-time charges.

Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 66210092.  A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and endovascularly trained neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product lines enable physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system.  Micrus’ proprietary, three-dimensional microcoils anatomically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells stents, balloon catheters, access devices such as guide catheters, microcatheters, guidewires and accessory products used in conjunction with its microcoils.  For more information visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal year 2011 revenues and profitability, the conclusions of our Cerecyte Coil Trial and the success of the Ascent occlusion balloon catheters.  Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include current worldwide economic conditions, continued growth in embolic coiling procedures and market acceptance of our products, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices, the results of any studies or clinical trials related to our products or those of our competitors, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as well as in its other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

[Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION Condensed Consolidated Balance Sheets (in thousands)
(unaudited)
	March 31,	March 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$30,072	$17,050
Accounts receivable, net	15,454	12,205
Inventories	13,769	11,857
Prepaid expenses and other current assets	1,760	1,237
Total current assets	61,055	42,349

Property and equipment, net	5,841	6,982
Goodwill	7,169	6,762
Intangible assets, net	5,394	4,684
Deferred tax assets	312	260
Other assets	465	469

Total assets	$80,236	$61,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,902	$2,138
Accrued payroll and other related expenses	6,080	5,515
Deferred tax liabilities	138	-
Short-term borrowings	-	2,500
Accrued liabilities	6,334	7,877
Total current liabilities	14,454	18,030
Other non-current liabilities	446	902
Total liabilities	14,900	18,932

Stockholders' Equity:
Common stock	164	158
Additional paid-in capital	138,019	127,121
Accumulated other comprehensive loss	(1,961)	(2,289)
Accumulated deficit	(70,886)	(82,416)
Total stockholders' equity	65,336	42,574

Total liabilities and stockholders' equity	$80,236	$61,506

MICRUS ENDOVASCULAR CORPORATION Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
(unaudited)
	Three Months Ended March 31,		Years Ended March 31,
	2010	2009	2010	2009

Revenues	$25,564	$20,758	$91,090	$78,196

Cost of goods sold	6,438	5,863	22,406	20,847

Gross profit	19,126	14,895	68,684	57,349

Operating expenses:
Research and development	3,376	1,990	10,449	10,243
Sales and marketing	7,589	6,291	26,816	29,312
General and administrative	5,445	5,165	21,266	26,983
Impairment of intangible assets	-	462	-	462
Total operating expenses	16,410	13,908	58,531	67,000

Income (loss) from operations	2,716	987	10,153	(9,651)

Interest and investment income	7	19	45	258
Interest expense	(23)	(38)	(127)	(52)
Other income (expense), net	(525)	(422)	2,096	(2,111)
Income (loss) before income taxes	2,175	546	12,167	(11,556)
Income tax provision (benefit)	(165)	(30)	637	(502)
Net income (loss)	$2,340	$576	$11,530	$(11,054)

Net income (loss) per share:
Basic	$0.14	$0.04	$0.72	$(0.70)
Diluted	$0.13	$0.04	$0.69	$(0.70)

Weighted-average number of shares used in per share calculations:
Basic	16,252	15,746	16,004	15,692
Diluted	17,372	16,059	16,666	15,692

MICRUS ENDOVASCULAR CORPORATION
Non-GAAP Constant Currency Revenues Reconciliation
(unaudited)

	Three Months Ended March 31,		Change
			As Reported	Constant
	2010	2009	Currency Basis	Currency Basis
	(in thousands)		(GAAP)	(Non-GAAP)
Revenues:
Americas	$14,066	$11,339	24%	24%
Europe	8,336	6,112	36%	26%
Asia Pacific	3,162	3,307	(4%)	(4%)
Total revenues, as reported	$25,564	$20,758	23%	20%

	Years Ended March 31,		Change
			As Reported	Constant
	2010	2009	Currency Basis	Currency Basis
	(in thousands)		(GAAP)	(Non-GAAP)
Revenues:
Americas	$50,133	$44,067	14%	14%
Europe	28,486	23,461	21%	20%
Asia Pacific	12,471	10,668	17%	17%
Total revenues, as reported	$91,090	$78,196	16%	16%

To calculate operating segment revenue growth rates that exclude the impact of foreign exchange rates, the Company converts actual current period revenues from local currency to U.S. dollars using constant foreign exchange rates.  The GAAP measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.  A reconciliation of this non-GAAP financial measure to the corresponding GAAP measure is included in the table above.  The impact of foreign exchange rates is highly variable and difficult to predict.  In addition, the Company provides constant dollar revenue changes for Europe revenues because management uses the measures to understand the underlying change in revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

# # #